EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-141489) on Form F-3 and related Prospectus of Progen Pharmaceuticals Limited of our report dated December 22, 2010, with respect to the consolidated financial statements of Progen Pharmaceuticals Limited included in this Annual Report on Form 20-F for the year ended June 30, 2010.

/s/ Ernst & Young
Brisbane, Australia
December 22, 2010